UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – September 12, 2018

(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.

(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

115 TABOR ROAD, MORRIS PLAINS, NEW JERSEY	07950
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2018 in connection with the previously announced complete legal and structural separation (the “Spin-Off”) of Garrett Motion Inc. (“Garrett”) from Honeywell International Inc. (the “Company”), the Company entered into certain agreements, including an Indemnification and Reimbursement Agreement, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc., and the Company (the “Indemnification and Reimbursement Agreement”), to which relevant Garrett subsidiaries will become parties on or before the completion of the Spin-Off.

Indemnification and Reimbursement Agreement

Pursuant to the Indemnification and Reimbursement, a subsidiary of Garrett has an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of Garrett’s turbo business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. The amount payable by such subsidiary in respect of such liabilities arising in any given year will be subject to a cap of an amount equal to the Euro-to-U.S. dollar exchange rate (to be determined by the Company as of a date within two business days prior to the completion of the Spin-Off) (the “Distribution Date Currency Exchange Rate”) equivalent of $175 million (exclusive of any late payment fees up to 5% per annum).

In the event of a global settlement of all or substantially all of the asbestos-related Bendix claims in the United States, Garrett’s subsidiary will be obligated to pay 90% of the amount paid or payable by the Company in connection with such global settlement payment, less 90% of insurance receipts relating to such liabilities, and in such event, the subsidiary will be required to pay an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million per year until the amount payable by the subsidiary in respect of such global settlement payment is less than an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million. During that time, the annual payment by Garrett’s subsidiary to Honeywell of an amount equal to the Distribution Date Currency Exchange Rate equivalent of $175 million will be first allocated towards asbestos-related liabilities arising outside of the scope of the global settlement and environmental-related liabilities and then towards the global settlement payment.

Payment amounts will be deferred to the extent that the payment thereof would cause a specified event of default under certain indebtedness, including Garrett’s principal credit agreement, or cause it to not be compliant with certain financial covenants in certain indebtedness, including its principal credit agreement on a pro forma basis, including the maximum total leverage ratio (ratio of debt to EBITDA, which excludes any amounts owed to the Company under the Indemnification and Reimbursement Agreement), and the minimum interest coverage ratio. All amounts payable under the Indemnification and Reimbursement Agreement will be guaranteed by certain of Garrett’s subsidiaries that act as guarantors under its principal credit agreement.

The obligation will continue until the earlier of: (1) December 31, 2048; or (2) December 31 of the third consecutive year during which the annual payment obligation (including in respect of deferred payment amounts) has been less than an amount equal to the Distribution Date Currency Exchange Rate equivalent of $25 million.

The descriptions of the Indemnification and Reimbursement Agreement is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit 2.1	Indemnification and Reimbursement Agreement, dated September 12, 2018, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc., and Honeywell International Inc.**

**

Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and similar attachments upon request by the U.S. Securities and Exchange Commission.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Anne T. Madden
Anne T. Madden
Senior Vice President, General Counsel and Corporate Secretary

Date: September 14, 2018